Exhibit (d)(3)

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (the “Agreement”) is made as of March 12, 2008 (the “Effective Date”) by and between Kikkoman Corporation (“Kikkoman”), a Japanese corporation and Allergy Research Group, Inc. (“Company”), a Florida corporation.

Recitals

A. The parties wish to explore a possible business opportunity of mutual interest (“Business Relationship”) which may involve the disclosure by each party (the “Disclosing Party”) to the other party (the “Receiving Party”) of confidential and proprietary information regarding product information, technical data and other information which is owned by the Disclosing Party, its affiliates or third parties to which the Disclosing Party has obligations regarding the protection of such information.

B. As a condition to each Disclosing Party’s release of such confidential and proprietary information, the parties wish to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1. Confidential Information. For purposes of this Agreement, “Confidential Information” means all nonpublic information concerning or owned by Disclosing Party including, but not limited to, all tangible, intangible, visual, electronic, present or future information such as but not limited to: (a) all intellectual property, including but not limited to patents and patent applications, and trade secrets; (b) financial information or personnel matters relating to products, employees, investors or business; (c) technical information, including research, procedures, processes, specifications, designs, development, data and know-how; (d) business information, including operations, planning, marketing interests, products (including product formulations and test data), and client and distributor lists; (e) the terms of any agreement to which Disclosing Party is a party; (f) discussions, negotiations or proposals related to agreements; and (g) or any other item of Confidential Information, including but not limited to all writings, illustrations, photographs or other information which Disclosing Party deems to be proprietary or confidential. Confidential Information includes all notes, analyses, compilations, studies, interpretations or other materials prepared by the Disclosing Party or its representatives to the extent such materials contain or are based on the Confidential Information furnished to the Receiving Party pursuant to this Agreement. All such Confidential Information shall be subject to the terms of this Agreement whether marked as “Confidential” or not and whether disclosed orally, electronically, in writing or other media.

2. Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information, however designated, which the Receiving Party can show (a) is or has become generally available in the public without breach of this Agreement by the Receiving Party, (b) became known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party, (c) was received from a third party without breach of any nondisclosure obligations to the Disclosing Party or otherwise in violation of the Disclosing Party’s rights, or (d) was developed by the Receiving Party independently of any Confidential Information received from the Disclosing Party.

3. Obligations Regarding Confidential Information. The Receiving Party (a) shall restrict disclosure of Confidential Information solely to employees or consultants on a need to know basis provided such employees and/or consultants have executed appropriate written agreements with the Receiving Party to enable Receiving Party to comply with all provisions of this Agreement, (b) shall protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection, and (c) shall not use any Confidential Information in any manner except in furtherance of Receiving Party’s business relationship with Disclosing party, or as otherwise agreed by the Disclosing Party in writing. In addition, with respect to any product or formulation delivered to the Receiving Party by the Disclosing Party, the Receiving Party shall not reverse engineer, dissect, disassemble, decompile or otherwise analyze the physical or chemical construction of any such Confidential Information except as necessary to the evaluation of the Business Relationship. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information pursuant to an order of a court or governmental agency as so required by such order, provided that the Receiving Party shall first notify the Disclosing Party of such order and afford the Disclosing Party the opportunity to seek a protective order relating to such disclosure. The Receiving Party agrees to notify the Disclosing Party immediately if it learns of any use or disclosure of any Disclosing Party Confidential Information in violation of the terms of this Agreement. With respect to any material nonpublic information of any Disclosing Party subject to regulation by the U.S. Securities & Exchange Commission (“SEC”), the Receiving Party agrees that it will comply with SEC Regulation FD (Fair Disclosure), as amended, and will refrain from trading in the Disclosing Party’s stock until that nonpublic information is either publicly disseminated or deemed immaterial by the Disclosing Party.

4. Term. The term of this Agreement shall commence on the Effective Date and shall terminate three (3) years thereafter, provided that all obligations hereunder with respect to disclosures of Confidential Information during the term hereof shall survive termination for a period of two (2) years from date of disclosure.

5. Title and Proprietary Rights. Notwithstanding the disclosure of any Confidential Information by the Disclosing Party to the Receiving Party, the Disclosing Party shall retain title and all intellectual property and proprietary rights thereto, and the Receiving Party will have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein. The Receiving Party shall not alter or obliterate any trademark, trademark notice, copyright notice, confidentiality notice or any notice of any other proprietary right of the Disclosing Party on any copy of Confidential Information, and shall reproduce any such mark or notice on all copies of such Confidential Information.

6. Return of Confidential Information. The Receiving Party shall promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (a) the expiration of this Agreement, (b) the earlier written termination of the dealings between the Disclosing Party and the Receiving Party, and (c) the Disclosing Party’s written request.

7. Injunctive Relief. The parties acknowledge that monetary damages may not be sufficient for unauthorized disclosure by the Receiving Party of Confidential Information, and that the Disclosing Party shall be entitled, without waiving any other rights or remedies, to seek injunctive or equitable relief as may be deemed proper by a court of proper jurisdiction.

8. Limited Relationship. This Agreement will not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each party shall bear all costs and expenses incurred by it in complying with this Agreement.

9. Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and each party consents to the jurisdiction of the courts in the State of California, County of Alameda. The prevailing party in any suit brought to enforce rights under this Agreement shall be entitled to receive reasonable attorneys’ fees.

10. General. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, the remaining provisions of this Agreement shall remain in full force and effect. Any waiver, express or implied, by any party of any of its rights arising under this Agreement must be in writing and shall not constitute or be deemed a waiver of any other right hereunder, whether of a similar or dissimilar nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the parties relating to the Purpose, and supercedes all prior discussions between the parties relating thereto. No amendment or modification of this Agreement shall be valid or binding on the parties unless in writing and signed by each party’s authorized representative. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, and all of which together shall constitute one and the same instrument. Each party agrees that the delivery of this Agreement via facsimile shall be deemed effective delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Nondisclosure Agreement as of the Effective Date.

Allergy Research Group, Inc.		Kikkoman Corporation

By:	/s/ Manfred Salomon	By:	/s/ Mitsuo Someya
	Signature		Signature

Name:	Manfred Salomon	Name:	Mitsuo Someya
Representative Director

Title:	President	Title:	Senior Executive Corporate Officer

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